Exhibit 8.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation	Percentage &Type of Securities Owned or Controlled by Company
		Voting Securities Held	Non-Voting Securities
Itetemia Mining Company Limited	Republic of Tanzania, Africa	90% (1) common shares	N/A
Lunguya Mining Company Ltd.	Republic of Tanzania, Africa	60% (2) common shares	N/A
Tancan Mining Company Limited	Republic of Tanzania, Africa	100% common shares	N/A
Tanzania American International Development Corporation 2000 Limited	Republic of Tanzania, Africa	100% common shares	N/A
Buckreef Gold Company Limited (BGCL)	Republic of Tanzania, Africa	55% (3) common shares	N/A
Northwest Basemetals Company Limited	Republic of Tanzania, Africa	75% (4) common shares	N/A
BGCL/AGC Joint Venture (6)	Republic of Tanzania, Africa	40% (5) common shares	N/A

(1)The remaining 10% interest is held by State Mining Corporation.

(2)The remaining 40% interest is held by Northern Mining and Consultancy Company Ltd.

(3)The remaining 45% interest is held by State Mining Corporation.

(4)The remaining interest is held 15% by State Mining Corporation and 10% by Songshan.

(5)The remaining interest is held 60% by Allied Gold Corp. of United Arab Emirates.

(6)Joint venture letter of intent signed and subject to final approval.